File No. 33-54733
                                                               Filed pursuant to
                                                              Rule 424(b)(3) and
                                                                     Rule 424(c)

PROSPECTUS SUPPLEMENT NO. 5
(To Prospectus dated July 26, 1994)


                                7,170,884 Shares

                               -------------------

                                  PepsiCo, Inc.

                                  CAPITAL STOCK
                        (Par Value 1-2/3 Cents per Share)
                             Available to be Resold
                         ------------------------------

        The following information updates and supplements the prospectus dated July 26, 1994 (the "Prospectus") covering affiliate reoffers and resales of PepsiCo, Inc. Capital Stock, par value 1-2/3 cents per share, which were acquired under PepsiCo's 1969 or 1975 Stock Option Plans, 1972 Performance Share Plan, as amended, or 1979 Incentive Plan; or which were or are expected to be acquired under PepsiCo's 1987 Incentive Plan or 1994 Long-Term Incentive Plan. Such Prospectus was filed with the Securities and Exchange Commission as part of Registration No. 33-54733.

        The "Selling Stockholders" information is updated and restated in its entirety as follows:

                         STOCKHOLDERS ELIGIBLE TO RESELL


                                         Shares of Capital
                                         Stock Available
                                         to be Resold          Shares of        Shares of
                                         (whether or not       Capital          Capital Stock
                                         there is a            Stock            Subject to Right
Name and Material Relationships          present intent to     Beneficially     to Acquire Prior
with PepsiCo Since June 1996             do so)                Owned            to June 25, 2000
-------------------------------------    ------------------    ------------     ----------------


Roger A. Enrico                              2,331,911            68,132            2,323,816
    Director, Chairman of the Board
    and Chief Executive Officer; Vice
    Chairman of the Board and Chief
    Executive Officer; Chairman and
    Chief Executive Officer, PepsiCo
    Worldwide Restaurants


June 29, 1999




                                         Shares of Capital
                                         Stock Available
                                         to be Resold          Shares of        Shares of
                                         (whether or not       Capital          Capital Stock
                                         there is a            Stock            Subject to Right
Name and Material Relationships          present intent to     Beneficially     to Acquire Prior
with PepsiCo Since June 1996             do so)                Owned            to June 25, 2000
-------------------------------------    ------------------    ------------     ----------------

Matthew M. McKenna                             221,161                587             221,161
    Sr. Vice President and
    Treasurer;  Sr. Vice President,
    Tax; Vice President, Tax

Indra K. Nooyi                                 309,514                383             309,514
      Sr. Vice President, Corporate
      Strategy and Development;
      Sr. Vice President, Strategic
      Planning

Steven S Reinemund                           1,438,197             10,199           1,433,935
      Director; President; Chairman and
      Chief Executive Officer,
      Frito-Lay Company

Karl M. von der Heyden                         422,890             40,000             422,890
      Director, and Vice Chairman of
      the Board; Chief Financial Officer

Craig E. Weatherup                           2,191,250             59,352           2,135,868
      Director; President; Chairman
      and Chief Executive Officer,
      Pepsi-Cola Company; President
      and Chief Executive Officer,
      Pepsi-Cola North America

Michael D. White                               255,961             13,096             245,859
      Sr. Vice President, Chief
      Financial Officer and Chief
      Accounting Officer; Executive
      Vice President and Chief
      Financial Officer, Pepsi-Cola
      Worldwide

--------------------------------------------------------------------------------
The address for each Selling Stockholder is c/o PepsiCo, Inc., Anderson Hill Road, Purchase, New York 10577